UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 26, 2016

LANDS' END, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-09769	36-2512786

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Lands’ End Lane Dodgeville, Wisconsin	53595
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (608) 935-9341
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.    Material Impairments

On January 26, 2016, management of Lands’ End, Inc. ("Lands’ End," "we," "our," or the "Company") concluded that we expect to record a non-cash charge in the fourth quarter of fiscal 2015 related to an impairment of our indefinite lived trade name asset, Lands’ End. The Company performs its annual impairment tests as of the close of its November fiscal month, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the asset below its carrying value. The Company considers the income approach, specifically the relief from royalty method, to estimate the fair value of its trade name asset, based on the assumption that, in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of the trade name. The relief from royalty method involves the application of estimated royalty rates to projected revenue streams, which are discounted to present value to estimate the cost savings associated with ownership of the asset. In the Company’s quarterly reports on Form 10-Q for the second and third quarters of fiscal 2015, the Company disclosed that a continued decline in revenues could negatively impact the fair value of the trade name asset. During the fourth quarter of fiscal 2015, the Company experienced a continued decline in revenues that negatively impacted the Company's future revenue forecasts and the future projected revenue growth rates. Based on the preliminary results of our annual trade name impairment review we expect to record an impairment charge for our trade name asset in the range of $90 million to $110 million in the fourth quarter of fiscal 2015. This impairment charge would not have an effect on the Company’s operations, liquidity or financial covenants, and would not impact management’s long-term strategy.
These management decisions were reported to the Audit Committee of the Board of Directors in a meeting on January 26, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDS' END, INC.

Date: January 28, 2016	By:	/s/ Dorian R. Williams
Dorian R. Williams
Title: Senior Vice President, General Counsel and Corporate Secretary